UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2004

AMERICAN COMMERCE SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	33-98682	05-0460102
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer ID
of Incorporation)		Number)

1400 Chamber Dr., Bartow, FL 33830
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (863) 533-0326

ITEM 2. Acquisition of Assets.

On June 7, 2004 American Commerce Solutions, Inc. completed the acquisition of Crystal Clear Entertainment, Inc. and its subsidiary Elite Distribution, Inc. from Blue Flame Enterprises, Inc. for a combination of common and preferred stock for a total of the aggregate appraised value of Crystal Clear Entertainment, Inc. and its subsidiaries. Approximately 20% of the aggregate value is to be issued in common shares this will also a include a 5% brokerage commission owed by American Commerce Solutions, Inc., the remaining value will be issued in shares of Series D Preferred Stock.

The assets consist of various artist contracts for recording, promotion and distribution, live music venue rental contracts, music and video rental distribution agreements and inventory of pre-recorded music and movie videos.

The value of the assets of Crystal Clear Entertainment, Inc. and its subsidiaries is being determined by the valuation of qualified appraisers, using historic sales data and industry standards to determine if any impairment to the cost of the inventory will be required. The values of the additional assets are at book cost due to current nature of the assets and their recent purchase. The valuation of these assets is expected to be non-material. The final valuation is expected to be assigned during June 2004 simultaneously with the completion of the inventory appraisal. Financial information will be filed in a timely fashion and the contractual agreement will be filed with the appropriate 10QSB.

Date: June 8, 2004	By:	/s/ Daniel L. Hefner

Daniel L. Hefner
President

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